Exhibit 99.1
PureRay Corporation
3490 Piedmont Road
Suite 1120
Atlanta, GA 30305
FOR IMMEDIATE RELEASE

Media contact:	Ted Wright
Managing Partner, Fizz
m) 773-301- 8514
o) 404-638-1066
ted@fizzcorp.com
PureRay Corp. to Extend Filing of Form 15
Decision delays deregistration of common stock
ATLANTA, GA (Nov. 26, 2008) — PureRay Corporation (OTCBB: PURY), a lighting-technology company specializing in solar-powered products, announces today it will extend the date for filing a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission.
Originally set for November 28, 2008, the filing date for the Form 15 to effect the deregistration of PureRay’s common stock is being extended to December 12, 2008, to give PureRay’s Board of Directors and management time to consider strategic alternatives to deregistration that it believes may be in the best interests of PureRay and its shareholders. PureRay may determine to implement any such strategic alternatives and as a result not file the Form 15 to effect the deregistration of its common stock. However, PureRay has not yet determined to implement any such strategic alternatives to deregistration. The determination to implement any such strategic alternatives to deregistration or not file the Form 15 to effect the deregistration of PureRay’s common stock will be made by PureRay’s Board of Directors.
“We want to weigh all options that are available to us,” said Mr. Jefrey Wallace, PureRay Corporation’s President and CEO. “PureRay shareholders deserve no less than certainty from its Board of Directors that the company is moving in the right direction with regard to its being a public company.”
Upon filing a Form 15, PureRay Corporation’s obligations to file certain reports with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K, would immediately be suspended; deregistration of the company’s common stock would become effective ninety (90) days after the filing with the SEC. Upon the effectiveness of the deregistration of PureRay Corporation’s common stock, it would no longer be a public reporting company, and its securities would cease trading on the OTC Bulletin Board.
PureRay makes a self-contained, solar-powered LED lighting system for use in markets without access to electrical-power grids.
Based in Atlanta, PureRay is committed to improving the quality of light and the quality of life globally through safe, energy-efficient lighting. PureRay focuses on making solar-based charging and lighting systems practical and cost-effective for developing-world countries in Africa, South Asia, the Caribbean and Latin America, as well as for domestic markets. Its proprietary lighting system is patent-pending.
This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate” and similar expressions identifying forward-looking statements.
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